Exhibit 2(d)

	Description of Securities Disclosure	Incorporated by Reference From the Section of the 20-F for the year ended 2021 indicated below
1	Preemptive Rights	Item 10.B-Preemptive Rights and Increases in Share Capital

2	Type and Class of Securities	Item 10.B-Capitalization

3	Divisions and Distributions	Item 10.B-Dividend and Liquidation Rights

4	Other Rights	Not Applicable

5	Rights of Shares	Item 10.B-General

6	Requirements for amendments	Item 10.B-Shareholder’s Meetings and Voting Rights

7	Limitations on the rights to own securities	Item 10.B-Ownership Restrictions

8	Disposition that may affect any change of control	Item 10.B-Rights of Dissenting Shareholders to Tender Their Shares

9	Ownership Threshold	Item 10.B-Ownership Restrictions

10	Differences between law of different jurisdictions	Item 16.G-Corporate Governance

11	Changes in the capital	Item 10-B-Preemptive Rights and Increase in Share Capital

12	Debt Securities	Not Applicable

13	Warrants and Rights	Not Applicable

14	Other Securities	Not Applicable

15	Name of the Depositary	Item 12.D-American Depositary Shares

16	American Depositary Shares	Item 12.D-American Depositary Shares